Exhibit 99.14.b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 24, 2023, relating to the financial statements and financial highlights of Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, appearing in the Annual Report on Form N-CSR of Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund for the year ended November 30, 2022, and to the references to us under the headings “Financial Highlights” and “Other Service Providers” in the Proxy Statement/Prospectus, and “Representations and Warranties” in the Form of Agreement and Plan of Reorganization, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

December 11, 2023